Exhibit 99-1
PRESS RELEASE
LEXINGTON PRECISION CORPORATION
800 Third Avenue, 15th Floor
New York, NY 10022
NEW YORK, April 2, 2008 — Lexington Precision Corporation and its wholly owned subsidiary, Lexington Rubber Group, Inc., have filed for protection under chapter 11 of the federal bankruptcy code. The Company took this action because it was unable to reach an agreement on the restructuring of its Senior Subordinated Notes with a group of six hedge funds that hold a significant portion of the notes. Lexington had made several offers to this group that the Company believed gave the noteholders full value for their claims, but the Company and the noteholders could not reach a consensual agreement. Under the circumstances, the Company felt that the chapter 11 filing was the best means available to protect its employees, customers, suppliers, creditors, and stockholders.
Lexington believes that it has more than adequate funding to operate its business without interruption. Its secured lenders have agreed to leave their existing loans in place and to permit the Company to utilize cash receipts in the operation of the business. Scheduled monthly payments on the Company’s term loans will continue to be made by the Company and the revolving loans will be fixed at approximately $13.9 million, the amount outstanding on April 1, 2008.
The Company has obtained additional unsecured financing of $4 million that is subordinated to the secured debt. This financing is intended to give the Company’s suppliers and customers further assurance that the Company is adequately funded. Most of this additional financing was provided by the Company’s Chairman and another member of its Board of Directors. On an interim basis, the Court has approved the use of $2 million of this financing.
For over a year, while the Company attempted to restructure the Senior Subordinated Notes, the interest rate on the $34.2 million issue was 16%. As a result of the filing of the chapter 11, the interest rate on the Senior Subordinated Notes was reduced to the contractual rate of 12%.
Warren Delano, President of Lexington, stated “Lexington does not anticipate needing loans, financial support, or price increases from our customers to support our business during the chapter 11.”
Although the Company has explored sales of various assets and businesses over the last year, in view of the chapter 11 filing, the Company presently intends to propose a plan of reorganization pursuant to which the Company would retain all of its business units.
Mr. Delano stated, “All of Lexington’s business units generate strong cash flows. Our cash flow margins remain at the high end of industry standards. The Company operates highly-efficient manufacturing facilities and utilizes excellent equipment and advanced technology. Our deliveries are timely, our quality record has never been better, and our prices are competitive on a global basis.”
Mr. Delano added, “We are using the chapter 11 process to help us resolve a balance sheet issue, not an operating issue.”
Mr. Delano said, “The Company does not believe that the filing will affect any of its employees. The Court has approved the continuation of all existing wages and benefit plans and we do not envision proposing changes to either of our collective bargaining agreements.”

The Company hopes to complete the chapter 11 process as soon as practicable and currently plans to propose a plan of reorganization that will provide for a substantial reduction in its debt.
Statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date of this report based upon current expectations, and the Company undertakes no obligation to update this information. Any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to:
•	the ability of the Company to operate pursuant to the terms of its debtor-in-possession credit arrangements;

•	the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding;

•	the ability of the Company to develop, confirm, and consummate a plan of reorganization with respect to the chapter 11 proceeding;

•	increases and decreases in business awarded to us by our customers;

•	unanticipated price reductions for our products as a result of competition;

•	changes in the cost of raw materials;

•	strength or weakness in the North American automotive market;

•	changes in the competitive environment;

•	unanticipated operating results;

•	changes in economic conditions;

•	changes in interest rates;

•	financial difficulties encountered by our customers or suppliers;

•	the filing of chapter 11 by one or more of our customers or suppliers;

•	labor interruptions at our facilities or at our customers’ or suppliers’ facilities; and

•	other risks and uncertainties regarding the Company and its industry identified from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2006, and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007.
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